AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

ON JANUARY 29, 2004

File No. 333-

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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ASTRIS ENERGI INC.

(Exact name of Registrant as specified in its charter)

ALBERTA, CANADA

__________N/A_______________

(State or Jurisdiction

IRS Employer Identification

  of Incorporation)

2175-6 DUNWIN DRIVE, MISSISSAUGA, ONTARIO, CANADA L5L 1X2

(Address of principal executive offices)

2004 Stock Award Plan

(Title for the plan)

Jonathan D. Leinwand, P.A.

12955 Biscayne Blvd., Suite 402

North Miami, FL 33181

(305) 981-4524

(Name of Agent for Service)

Title of Securities     Amount to           Proposed maximum             Proposed maximum          Amount of

to be registered      be registered     offering price per share     aggregate offering price  registration fee

-------------------------------------------------------------------------------------------------

Common Stock

No Par Value      3,000,000 Shares          $ 0.53(1)                   $ 1,590,000                $ 201.45

(1)

Determined in accordance with Rule 457(h), the registration fee calculation is based on the average of the high and low prices of the Company's Common Stock reported on the National Association of Securities Dealers Over-the-Counter Bulletin Board on January 27, 2004.

PART I

ITEM 1. PLAN INFORMATION

The Company’s Board of Directors has approved a plan that will allow the Company to compensate employees, consultants and others who provide bona fide services to the corporation with shares of the Company’s common stock in lieu of cash. The plan provides for the issuance of up to 3,000,000 shares, but may be amended to include up to 5,000,000 shares of the Company’s common stock.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

The Registrant shall provide participants in the plan, without charge, upon its written or oral request, the documents incorporated reference in Item 3 of Part II of this Registration Statement. The Registrant shall also provide Plan Beneficiaries without charge, upon its written or oral request, with all other documents required to be delivered to Plan Beneficiaries pursuant to Rule 428(b) under the Act. Any and all such requests shall be directed to the Registrant at:

2175-6 DUNWIN DRIVE, MISSISSAUGA, ONTARIO, CANADA L5L 1X2

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INFORMATION INCORPORATED BY REFERENCE.

There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Securities and Exchange Commission (the "Commission") by Astris Energi, Inc. (the "Company" or the "Registrant"):

         (a) The Registrant's Annual Report on Form 20-F for the fiscal period ended December 31, 2002;

         (b) The Registrant's Quarterly Reports on Form 6-K for the fiscal quarters ended March 31, 2003, June 30, 2003 and September 30, 2003

All documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

The Company is authorized to issue 60,000,000 shares of Common Stock, without nominal or par value per share (the "Common Stock"). Holders of the Common Stock have one vote per share on each matter submitted to a vote of stockholders, the right to receive such dividends, if any, as may be declared by the Board of Directors out of assets legally available therefore and the right to receive net assets in liquidation after payment of all amounts due to creditors and all preferential amounts due to holders of any preferred stock. Holders of the Common Stock have no conversion rights and are not entitled to any preemptive or subscription rights. The Common Stock is not subject to redemption or any further calls or assessments. The Common Stock has non-cumulative voting rights in the election of directors.

The Common Stock is traded in the over-the-counter market (the "OTC Bulletin Board") and quoted under the symbol "ASRNF".

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Corporations Act for the Province of Alberta (the “Act”) provides for the limitation of liability and indemnification of officers and directors of a corporation. Pursuant to the code, no director or officer shall be liable for the acts, omissions, failures, neglects or defaults of any other director, officer or employee or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of the Corporation, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Corporation shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortuous acts of any person with whom any of the moneys, securities or effects of the Corporation shall be deposited, or for any loss occasioned by any error of judgment or oversight on the part of such director or officer, or for any other loss, damage or misfortune which shall happen in the execution of the duties of office or in relation thereto; provided that nothing herein shall relieve any director or officer from the duty to act in accordance with the Act and the regulations thereunder or from liability for any breach thereof.

Additionally, the Corporation shall indemnify directors or officers, former directors or officers, or person who act or acted at the Corporation’s request as directors or officers of a body corporate of which the Corporation is or was a shareholder or creditor, and their heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by them in respect of any civil, criminal or administrative action or proceeding to which they are made a party by reason of being or having been a director or officer of the Corporation or such body corporate, if (a) they acted honestly and in good faith with a view to the best interests of the Corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, they had reasonable grounds for believing that their conduct was lawful. The Corporation shall also indemnify such person in such other circumstances as the Act or law permits of requires. Nothing in this by-law shall limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of this by-law.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8.  EXHIBITS.

4.1

2004 Stock Benefit Plan

5.1

Opinion of Counsel

23.1

Consent of Auditor

ITEM 9.  UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

(i) to provide any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act").

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the registration statement; provided however, that clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

      (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from Registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the

Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Mississauga, Ontario on January 29, 2004.

ASTRIS ENERGI, INC.

By: /s/ Jiri K. Nor

---------------

President and

Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                  TITLE                DATE

________*________

Anthony Durkacz

Vice President     January 29, 2004

of Finance

________*________

Arthur Laudenslager

Director

   January 29, 2004

________*________

Gerald Crawford

Director           January 29, 2004

________*________

Gordon Emerson

Director

   January 29, 2004

EXHIBIT INDEX

No.             Description

4.1

2004 Stock Benefit Plan

5               Opinion of Jonathan D. Leinwand, P.A.

24.1            Consent of Independent Auditor